Exhibit 8-1

Writer’s Direct Dial: (212) 225-2440

E-Mail: jpeaslee@cgsh.com

February 19, 2007

Holmes Funding Limited Abbey National House 2 Triton Square Regent’s Place London NW1 3AN England

Re: Holmes Funding Limited

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Holmes Funding Limited, a private limited company incorporated in England and Wales, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 on January 12, 2007, as amended on the date hereof (the “Registration Statement”), relating to the registration of class A notes, class B notes, class M notes, class C notes and class D notes. As U.S. tax counsel, we have participated in the preparation of the discussions set forth under the captions “Summary of prospectus—United States tax status” and “United States taxation” (the “Discussions”) in the prospectus (the “Prospectus”), which is part of the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Prospectus.

We hereby confirm that the opinions set forth in the Discussions represent our opinions as to the matters of law covered by them and consent to the filing of this opinion as an exhibit to the Registration Statement.

We are aware that we are referred to in the Discussions and under the heading “Legal matters” in the Prospectus, and we hereby consent to the references to us in those sections without thereby admitting that we are “experts” under the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By________________________________

James M. Peaslee, a Partner

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